Exhibit 99.1

Contact: Robert M. Thornton, Jr. Chief Executive Officer SunLink Health Systems, Inc. (770) 933-7004

NEWS RELEASE

SUNLINK HEALTH SYSTEMS, INC. ANNOUNCES PRIVATE PLACEMENT OF

SHARES AND MODIFICATION AND EXTENSION OF CREDIT AGREEMENT

ATLANTA, Georgia (July 28, 2011) – SunLink Health Systems, Inc. ((NYSE Amex Equities: SSY) today announced the private placement of 1,337,637 common shares at $1.90 per share with certain of its officers and directors and/or their affiliates. The net proceeds of the private placement of approximately $2,500,000 were used, together with the company’s operating funds, to make an $8,000,000 pre-payment on the company’s term loan. Concurrent with and conditioned upon the term loan pre-payment, the company’s lenders modified the company’s existing credit agreement to reduce the interest rate, revise certain financial and other covenants and extend the maturity date of the credit agreement until January 1, 2013. A special committee of the company’s Board of Directors comprised of disinterested directors evaluated the private placement transaction and obtained an opinion of an outside advisor selected by the special committee that the price and terms of the private placement were fair from a financial point of view to the company.

The company’s Board of Directors authorized the private placement before August 31, 2011 of a total of up to 3,800,000 of the company’s common shares at a price equal to the average closing price for the prior ten trading days (on which the company’s shares traded) with a minimum placement of $2,500,000. Thus, 2,462,363 additional shares may be sold before August 31, 2011 at a price calculated based on the average of the ten days closing prices prior to the effective date of subscriptions, which may be set by the company. Such price may not be less than $1.90 per share. There is no assurance any additional shares will be sold or the price at which such shares may be sold.

Robert M. Thornton, Jr., SunLink’s CEO, stated, “This private placement and the corresponding adjustments to and extension of the maturity of our credit agreement brings us a step closer to being in a position to enter into the previously announced proposed non-cash merger with Foundation Healthcare Affiliates, LLC, New Age Fuel, Inc, and Foundation Investment Affiliates I, LLC, which would expand the company’s business to include interests in 14 ambulatory surgery centers and two acute care hospitals in seven states.” (Additional information was announced on April 8, 2011 and is available on the company’s website at www.sunlinkhealth.com.) No assurance, however, can be given that such merger will in fact be accomplished, or if so, on what terms or conditions.

About SunLink Health Systems

SunLink Health Systems, Inc. currently operates six community hospitals and related nursing home and home care businesses in the Southeast and Midwest, and its specialty pharmacy business, SunLink Scripts Rx, in Louisiana and Georgia. Each SunLink hospital is the only hospital in its community. SunLink’s operating strategy is to align patients’ needs with dedicated physicians and health professionals to deliver quality, efficient medical care and healthcare products and services in each area it serves. For additional information on SunLink Health Systems, Inc., please visit the company’s website at www.sunlinkhealth.com.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the companies’ business strategy. These forward-looking statements are subject to certain risks, uncertainties and other factors, which could cause actual results, performance and achievements to differ materially from those anticipated. Certain of those risks, uncertainties and other factors are disclosed in more detail in SunLink’s Annual Report on Form 10-K for the year ended June 30, 2010, and its other filings with the Securities and Exchange Commission which can be located at www.sec.gov. Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Many of these factors are beyond the company’s ability to control or predict. All forward-looking statements speak only as of the date hereof. Other than as required by law, the company undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.